Exhibit 10.1

RETIREMENT, GENERAL RELEASE, AND CONSULTING AGREEMENT

This Retirement, General Release, and Consulting Agreement ("Agreement") is entered into by and between Tenet Business Services Corporation (referred to as “Tenet" or “the Company”) and Keith B. Pitts ("Executive") who agree as follows:

1.     Pursuant to the Executive’s notice of intent to retire from the Company as of September 1, 2019, Executive’s last day of employment with Tenet Healthcare Corporation and its subsidiaries (collectively, the “Tenet Group”) will be August 31, 2019 (“Last Day Worked”). Thereafter Executive will not be authorized to bind or make any commitments on behalf of any member of the Tenet Group. As of the Last Day Worked, Executive shall also be deemed to have resigned all positions that Executive may then hold as an employee, officer or director of any member of the Tenet Group. Tenet will pay Executive all compensation due Executive as of his Last Day Worked. Executive agrees that, except as expressly set forth herein, for all other purposes his employment will be formally terminated as of his Last Day Worked and the Tenet Group will have no further obligations to Executive. It is the intent of Tenet and Executive that Executive’s retirement pursuant to this Agreement will constitute a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2.     The parties further agree to the following:

a.    AIP Bonus: Executive will be eligible to receive a prorated bonus payment for 2019 under the Fourth Amended Tenet Healthcare Corporation Annual Incentive Plan (as amended, the “AIP”) as described in Section 11(c) of the AIP, which will be subject to achievement of applicable performance criteria and will be paid at the same time and pursuant to the same conditions applicable to active employees.
b.    Long-term Incentives: Executive’s outstanding equity awards as of the Last Day Worked will be treated as set forth in the applicable plan documents and award agreements including, without limitation, with respect to Executive’s retirement on or after Age 62. Executive will not be eligible to receive any additional equity awards from the Tenet Group on and after the Last Day Worked.
c.    SERP: Executive is a participant in the Tenet Healthcare Corporation Tenth Amended and Restated Supplemental Executive Retirement Plan (as amended, the “SERP”). Executive will be entitled to payment of his vested SERP benefits in accordance with the terms and conditions of the SERP including, without limitation, the provisions regarding Early Retirement on or after Age 62.

3.     In exchange for the consideration set forth in paragraph 4 below, Executive will make himself available as an Advisor to the Chief Executive Officer of Tenet Healthcare Corporation on occasion following the Last Day Worked, as and when requested by the Chief Executive Officer, but in no event more than 8 hours per week, and agrees that he will comply with the following covenants:

Non-Competition. Commencing on the date hereof and continuing through the second anniversary of the Last Day Worked, Executive will not directly or indirectly, carry on or conduct, in competition with any member of the Tenet Group, any business of the nature in which any member of the Tenet Group is then engaged in any geographical area in which the Tenet Group engages in business as of the Last Day Worked or in which any member of the Tenet Group evidenced in writing, at any time during the six (6) month period before such Last Day Worked, an intention to engage in such business. This prohibition extends to Executive's

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conducting or engaging in any such business either as an individual on his own account or as a partner or joint venturer or as an employee, agent, independent contractor, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as an equity holder in an entity of which he will then own ten percent (10%) or more of any class of stock.
Confidential Information. At all times following the date hereof, Executive will not directly or indirectly reveal, divulge or make known to any person or entity, or use for Executive's personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Tenet Group), any information acquired during Executive's employment with the Tenet Group (or any predecessor) with regard to the financial, business or other affairs of the Tenet Group (including without limitation any list or record of persons or entities with which any member of the Tenet Group has any dealings), other than:

(i)	information already in the public domain, or

(ii)	information that Executive is required to disclose under the following circumstances:

(A)	at the express direction of any authorized governmental entity;

(B)	pursuant to a subpoena or other court process;

(C)	as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or

(D)
as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and any member of the Tenet Group in his capacity as an employee, officer, director, or stockholder of the member of the Tenet Group.

Executive will, at any time requested by the Company promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Tenet Group which he may then possess or have under his control. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Agreement Not To Solicit Employees. Commencing on the date hereof and continuing through the second anniversary of the Last Day Worked, Executive will not directly or indirectly solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, any member of the Tenet Group (or who was within twelve (12) months prior to the Last Day worked so employed or engaged) to terminate such employee's employment or agency, as the case may be, with such member of the Tenet Group.

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Non-disparagement. At all times following the date hereof, Executive will not disparage any member of the Tenet Group or their respective boards of directors or other governing bodies, executives, employees and products and services. At all times following the date hereof, the Company will not disparage the Executive. For purposes of this Agreement, disparagement does not include:

(i)	compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt,

(ii)	truthful statements in response to an inquiry from a court or regulatory body, or

(iii)	truthful statements in rebuttal of media stories.
Enforcement. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 3. Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, confidential information and other legitimate interests of the Tenet Group; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which Executive is bound by such restraints. Executive further acknowledges that, were he to breach any of the covenants contained in this Section 3, the damage to the Tenet Group would be irreparable. Executive therefore agrees that the Tenet Group, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants. The violation of the Non-Disparagement covenant by the Tenet Group will entitle the Executive to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator.

4.    In exchange for Executive’s agreement to provide advisory services and compliance with the provisions set forth above, and subject to Executive’s execution and non-revocation of the Release of Claims attached hereto as Exhibit A within 30 days following the Last Day Worked, Executive will receive a single, cash lump sum payment in a gross amount of $2,000,000, which shall be paid within 10 business days following the 2-year anniversary of the Last Day Worked. Failure to comply with any of the covenants set forth in this Agreement will be considered a material breach of this Agreement and Executive will not be entitled receive any portion of the payment provided herein in excess of $100, which amount shall be retained as consideration for the Release set forth in Section 7 below and the Release of Claims attached as Exhibit A.

5.    Executive agrees he will cooperate fully with the Tenet Group, upon request, in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters over which Executive had responsibility during his employment with the Tenet Group. Such continuing duty of cooperation shall include making himself available to the Tenet Group, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to the Tenet Group and its legal counsel upon request. Tenet will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred as a result of such cooperation, such as travel, lodging, and meals.

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Tenet further agrees that Executive will be reimbursed for any documented reasonable out-of-pocket expenses necessarily incurred in connection with providing advice to the CEO as set forth in paragraph 3.

6.    The parties agree that no provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating or communicating with any governmental agency in the performance of its investigatory or other lawful duties nor does the agreement limit the Executive’s right to receive a statutory award for information provided to any governmental agency.

7.    Executive covenants that he has no claim, grievance or complaint against any member of the Tenet Group currently pending before any state or federal court, agency, or tribunal; and hereby releases and discharges each member of the Tenet Group, and all of their respective predecessors, successors, parents, subsidiaries, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, “Tenet Releasees") from all statutory and common law claims that Executive has or may have against the Tenet Releasees arising prior to Executive’s execution of this Agreement and/or arising out of or relating to his employment or engagement with any member of the Tenet Group or the termination thereof (herein, "Released Claims"). The term “Released Claims” does not include any claim for vested benefits under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, the Tenet Employee Benefit Plan, the Deferred Compensation Plan, Tenet’s Stock Incentive Plans, or the SERP. Without limitation, the Released Claims include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, any analogous local or state laws or statutes in the state(s) in which Executive was last employed and any other claim based upon any act or omission of any of the Tenet Releasees occurring prior to Executive’s execution of this Agreement. Executive further waives any right to any individual monetary or economic recovery or equitable relief against Tenet Releasees in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, except to the extent such waiver is prohibited by law or expressly permitted herein.

8.    This Agreement constitutes a voluntary waiver and release of Executive's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act.  Executive is hereby advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement.  Executive acknowledges that he has twenty-one (21) days during which to consider, sign and return this Agreement, but he may elect to return the executed agreement prior to the expiration of that time.  Executive has the right to revoke this Agreement for a period of seven (7) days after his execution of the Agreement.   This Agreement shall not become effective or enforceable until Executive executes this Agreement.

9.    Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR

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HER, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that he understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542 and analogous state or local law or statute. Executive acknowledges and agrees that this Agreement releases all Released Claims existing or arising prior to Executive’s execution of this Agreement which Executive has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

10.    Executive shall return to Tenet on Executive’s Last Day Worked all property in his possession or control, including without limitation, equipment, telephones, credit cards, keys, pagers, tangible proprietary information, documents, computers and computer discs, files and data, which Executive prepared or obtained during the course of his employment with Tenet.

11.    Executive and the Company hereby agree that any dispute, controversy or claim arising from Executive’s relationship with the Tenet Group or the termination thereof, any dispute over the validity, enforcement, scope, breach or interpretation of this Agreement and any dispute regarding unreleased claims or future claims between the parties, including the arbitrability of any such dispute, which cannot be settled by mutual agreement, will be finally settled by binding arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitrator shall have the authority to award any remedy that would have been available to Executive or the Company in court under applicable law and the decision of the arbitrator will be final, unappealable and binding. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any controversy under this Section 11, the referral of any such controversy to arbitration or the status or resolution thereof. Notwithstanding the foregoing, this Section 11 shall not preclude or otherwise limit any member of the Tenet Group from seeking injunctive relief in accordance with Section 3 hereof in any court of competent jurisdiction. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement or the Release of Claims attached as Exhibit A to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

12.    Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by any of the Tenet Releasees of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

13.    This Agreement contains the entire agreement and understanding between each member of the Tenet Group and Executive and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

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14.     Should any provision, part or term of this Agreement be held to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.
15.    This Agreement shall be binding upon and shall inure to the benefit of Executive, Tenet and the Tenet Releasees and their respective heirs, administrators, successors and assigns.

16.    This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.    This Agreement shall be construed and enforced in accordance with, and governed by, the laws of state of Texas.

18.    Executive represents and affirms that he has carefully read and fully understands the provisions of this Agreement and that he is voluntarily entering into this Agreement.

DATED: June 19, 2019 /s/ Keith B. Pitts EXECUTIVE	DATED: June 19, 2019 FOR TENET BUSINESS SERVICES CORPORATION By /s/ Sandra Karrmann Its Senior Vice President

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EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS is entered into as of this _____ day of _________, 20___, by _________________ ("Executive") in favor of Tenet Healthcare Corporation and its subsidiaries (collectively, the "Tenet Group").

1.Release of Claims. Executive covenants that he has no claim, grievance or complaint against any member of the Tenet Group currently pending before any state or federal court, agency, or tribunal; and, in consideration for the amounts to be paid to Executive pursuant to Section 4 of that certain Retirement Agreement and General Release dated as of June 19, 2019, to which he would not otherwise be entitled, Executive hereby releases and discharges each member of the Tenet Group, and all of their respective predecessors, successors, parents, subsidiaries, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, “Tenet Releasees") from all statutory and common law claims that Executive has or may have against the Tenet Releasees arising prior to Executive’s execution of this Agreement and/or arising out of or relating to his employment or engagement with any member of the Tenet Group or the termination thereof (herein, "Released Claims"). The term “Released Claims” does not include any claim for vested benefits under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, the Tenet Employee Benefit Plan, the Deferred Compensation Plan, Tenet’s Stock Incentive Plans, or the SERP. Without limitation, the Released Claims include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, any analogous local or state laws or statutes in the state(s) in which Executive was last employed and any other claim based upon any act or omission of any of the Tenet Releasees occurring prior to Executive’s execution of this Agreement. Executive further waives any right to any individual monetary or economic recovery or equitable relief against Tenet Releasees in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, except to the extent such waiver is prohibited by law or expressly permitted herein.

2.This Agreement constitutes a voluntary waiver and release of Executive's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act.  Executive is hereby advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement.  Executive acknowledges that he has twenty-one (21) days during which to consider, sign and return this Agreement, but he may elect to return the executed agreement prior to the expiration of that time.  Executive has the right to revoke this Agreement for a period of seven (7) days after his execution of the Agreement.   This Agreement shall not become effective or enforceable until Executive executes this Agreement.

3.Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER,

WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that he understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542 and analogous state or local law or statute. Executive acknowledges and agrees that this Agreement releases all Released Claims existing or arising prior to Executive’s execution of this Agreement which Executive has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

IN WITNESS WHEREOF, this Release of Claims is hereby executed as of the date first set forth above.

________________________
Executive